Exhibit 99.1

Board of Directors

PlayFirst, Inc.

San Francisco, California

INDEPENDENT AUDITORS’ REPORT

We have audited the accompanying consolidated financial statements of PlayFirst Inc., a Delaware Corporation (the Company), which comprise the balance sheet as of December 31, 2013, and the related statements of operations, stockholders’ deficit and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

Subsequent Event

As discussed in Note 10 to the consolidated financial statements, the Company sold all of its capital stock on May 14, 2014.

/s/ Frank, Rimerman + Co. LLP
San Francisco, California
July 16, 2014

PlayFirst, Inc.

Consolidated Balance Sheets

	December 31,	March 31,
	2013	2014
		(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$160,952	$92,840
Accounts receivable (net of allowance of $4,480)	1,074,536	908,832
Prepaid expenses and other current assets	470,714	409,376

Total current assets	1,706,202	1,411,048
Restricted cash	350,000	200,000
Property and equipment, net	27,292	19,167

Total assets	$2,083,494	$1,630,215

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Line of credit	$906,392	$890,292
Accounts payable	1,120,653	1,319,367
Accrued expenses and other current liabilities	446,705	387,624
Term loan, net	446,515	598,606
Subordinated convertible notes payable	3,100,000	3,100,000
Deferred revenue	966,453	758,809

Total current liabilities	6,986,718	7,054,698
Term loan, less current portion	1,000,000	850,000
Preferred stock warrant liabilities	25,000	25,000
Commitments and contingencies (Notes 4, 8 and 10)
Stockholders’ Deficit
Convertible preferred stock, $0.001 par value:
Series A; 5,000,000 shares authorized, issued and outstanding as of December 31, 2013 and March 31, 2014 (aggregate liquidation preference of $5,000,000)	5,000	5,000
Series B; 3,520,000 shares authorized; 3,448,277 shares issued and outstanding as of December 31, 2013 and March 31, 2014 (aggregate liquidation preference of $5,000,002)	3,448	3,448
Series C; 6,493,665 shares authorized; 5,398,010 shares issued and outstanding as of December 31, 2013 and March 31, 2014 (aggregate liquidation preference of $21,700,000)	5,398	5,398
Common stock; $0.001 par value: 25,000,000 shares authorized; 3,685,855 and 3,705,855 shares issued and outstanding as of December 31, 2013, March 31, 2014 , respectively	3,686	3,706
Additional paid-in capital	33,151,750	33,158,272
Accumulated deficit	(39,097,506)	(39,475,307)

Total stockholders’ deficit	(5,928,224)	(6,299,483)

Total liabilities and stockholders’ deficit	$2,083,494	$1,630,215

The Accompanying Notes are

an Integral Part of these Consolidated Financial Statements

PlayFirst, Inc.

Consolidated Statements of Operations

	Year Ended December 31, 2013	Three Months Ended March 31,
		2014	2013
		(unaudited)
Revenues	$11,539,294	$2,460,007	$3,183,479
Cost of Revenues	3,964,437	840,013	1,021,916

Gross profit	7,574,857	1,619,994	2,161,563
Operating Expenses
Research and development	6,421,689	1,159,349	1,574,631
Sales and marketing	3,110,410	176,162	795,587
General and administrative	3,178,963	628,282	864,659

Total operating expenses	12,711,062	1,963,793	3,234,877

Loss from Operations	(5,136,205)	(343,799)	(1,073,314)
Interest Expense	(153,526)	(31,204)	(51,056)
Other Income (Expense), net	64,146	119	(8,279)

Loss from Operations before Income Taxes	(5,225,585)	(374,884)	(1,132,649)
Income Taxes	2,168	2,917	2,168

Net Loss	$(5,227,753)	$(377,801)	$(1,134,817)

The Accompanying Notes are

an Integral Part of these Consolidated Financial Statements

PlayFirst, Inc.

Consolidated Statement of Stockholders’ Deficit

Year Ended December 31, 2013

					Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balances, December 31, 2012	13,846,287	$13,846	3,417,687	$3,418	$33,071,411	$(33,869,753)	$(781,078)
Issuance of common stock upon exercise of options	—	—	268,168	268	21,297	—	21,565
Issuance of warrants to purchase common stock	—	—	—	—	31,000	—	31,000
Stock-based compensation	—	—	—	—	28,042	—	28,042
Net loss	—	—	—	—	—	(5,227,753)	(5,227,753)

Balances, December 31, 2013	13,846,287	$13,846	3,685,855	$3,686	$33,151,750	$(39,097,506)	$(5,928,224)

The Accompanying Notes are

an Integral Part of these Consolidated Financial Statements

PlayFirst, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31, 2013	Three Months Ended March 31,
		2014	2013
		(unaudited)
Cash Flows from Operating Activities
Net loss	$(5,227,753)	$(377,801)	$(1,134,817)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	49,651	8,125	16,148
Non-cash interest expense	32,997	2,091	26,724
Fair value change of preferred stock warrant liabilities	(75,605)	—	—
Stock-based compensation	28,042	5,342	7,281
Changes in operating assets and liabilities:
Accounts receivable	492,002	165,704	88,754
Prepaid expenses and other current assets	(49,302)	61,338	34,817
Accounts payable	475,480	198,714	90,825
Accrued expenses and other current liabilities	(331,745)	(59,081)	(11,169)
Deferred revenue	(182,514)	(207,644)	(55,739)

Net cash used in operating activities	(4,788,747)	(203,212)	(937,176)
Cash Flows from Investing Activities
Restricted cash	(150,000)	150,000	(150,000)
Purchase of property and equipment	(5,000)	—	—

Net cash provided by (used in) investing activities	(155,000)	150,000	(150,000)
Cash Flows from Financing Activities
Proceeds (payments) on line of credit, net	69,927	(16,100)	248,176
Proceeds from term loan	1,500,000	—	1,500,000
Repayments of term loan	(950,000)	—	(900,000)
Proceeds from subordinated convertible notes payable	3,100,000	—	—
Proceeds from exercise of stock options	21,565	1,200	11,413
Proceeds from issuance of common stock warrants	31,000	—	—

Net cash provided by (used in) financing activities	3,772,492	(14,900)	859,589

Net Decrease in Cash and Cash Equivalents	(1,171,255)	(68,112)	(227,587)
Cash and Cash Equivalents, beginning of period	1,332,207	160,952	1,332,207

Cash and Cash Equivalents, end of period	$160,952	$92,840	$1,104,620

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$2,168	$2,917	$2,168

Cash paid for interest	$120,529	$29,113	$24,332

Supplemental Schedule of Non-Cash Financing Activities
Fair value of warrants issued in connection with loan and security agreement	$20,910	$—	$20,910

The Accompanying Notes are

an Integral Part of these Consolidated Financial Statements

PlayFirst, Inc.

Notes to Consolidated Financial Statements

1.	Nature of Business

PlayFirst, Inc. (the “Company”) was incorporated in the state of Delaware on April 15, 2004. The Company develops and publishes casual software games for a wide range of platforms. PlayFirst International, Inc. (the Subsidiary) was incorporated on October 14, 2008 in the state of Delaware. The Subsidiary contributes to the development of the aforementioned casual software games from locations outside of the United States.

2.	Significant Accounting Policies

Basis of Presentation and Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of PlayFirst, Inc. and its wholly owned subsidiary, PlayFirst International, Inc., incorporated in state of Delaware. All intercompany accounts and transactions have been eliminated in consolidation.

Foreign Operations:

Operations outside the United States include a division in Ireland operating under the Subsidiary. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange. Net assets of foreign operations are approximately 1% of the Company’s total net assets. In 2014 the Company substantially ceased all operations in Ireland.

The functional currency for the Company’s subsidiary is the United States Dollar. All assets and liabilities denominated in foreign currencies are translated using exchange rates in effect at March 31, 2013 (unaudited), December 31, 2013 and March 31, 2014 (unaudited). Revenues and expenses are translated using the average exchange rate for the reporting periods. Foreign currency transaction gains and losses are recorded within the consolidated statement of operations.

Revenue Recognition:

The Company recognizes revenue when persuasive evidence of an arrangement exists, the game has been delivered, the fee is fixed or determinable and the collection of the resulting receivable is reasonably assured. For online and mobile sales, the games are generally considered delivered at the time the games are made available digitally to the end user.

PlayFirst, Inc.

Notes to Consolidated Financial Statements

2.	Significant Accounting Policies (continued)

Revenue Recognition: (continued)

The majority of the Company’s revenue comes from sales of mobile games through direct-to-consumer storefronts (including the Apple App Store, the Google Play Store and the Amazon App Store). The Company recognizes revenue on a gross or net basis based upon the specific conditions of the respective distribution agreements. Revenue from direct-to-consumer storefronts, including Apple, Google and Amazon, is recognized on a gross basis as the Company determined it is the primary obligor in these arrangements.

Customers who download the Company’s games from Apple’s, Google’s and Amazon’s storefront receive free software updates for those games on an ongoing basis. The Company does not have vendor specific objective evidence of fair value for these updates and accordingly, the Company recognizes the gross sales value of the application fees for those games ratably over an estimated customer life of three months which is representative of the average life of existing customers. Within certain of the games sold via Apple, Google and Amazon, users can purchase virtual currency that may be redeemed for virtual goods in those applications. Revenue derived from sales of virtual currency is also recognized over the estimated life of the customer. The amount related to these obligations and included in deferred revenue on the consolidated balance sheet was $966,453 as of December 31, 2013, and $758,809 as of March 31, 2014 (unaudited).

The Company incurs a distribution fee related to its sales of games sold via Apple, Google and Amazon. Since these fees are direct and incremental to these sales and would not have been incurred had these downloads not been made, the Company recognizes these expenses over the same period as the related revenue. These fees are included in cost of revenues as they directly relate to the sale of the product. The deferred costs included in prepaid and other current assets on the consolidated balance sheet were $306,573 as of December 31, 2013, and $245,557 as of March 31, 2014 (unaudited).

An immaterial portion of the Company’s revenue comes through license agreements with third-party distributors to sell the Company’s online games directly to third party end user customers or other distributors (retail stores and mobile telecommunications service providers). The Company recognizes revenue for these arrangements on a net basis as the Company determined it is the agent in the relationship. For sales directly to end user customers through the Company’s website, the Company is the primary obligor and recognizes revenue on a gross basis.

PlayFirst, Inc.

Notes to Consolidated Financial Statements

2.	Significant Accounting Policies (continued)

Concentrations of Credit Risk:

The Company’s product revenues are concentrated in the online and mobile gaming market which is highly competitive and rapidly changing. Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect the Company’s operating results.

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. Accounts located in the United States are insured by the Federal Deposit Insurance Corporation, or FDIC, up to $250,000. Certain cash account balances exceed the FDIC limits. The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition. The Company analyzes the need for allowances for potential credit losses and records allowances for doubtful accounts when necessary. The Company maintains allowances for estimated credit losses and such losses have historically been within management’s expectations. The Company had reserves of $4,480 at December 31, 2013, and March 31, 2014 (unaudited).

For the year ended December 31, 2013, the Company had two major customers: Customer A and B, representing approximately 64% and 17% of total revenues with accounts receivables from these customers of approximately $599,000 and $178,000, respectively, at December 31, 2013. No other customer accounted for more than 10% of revenues for the year ended December 31, 2013 or more than 10% of accounts receivable as of December 31, 2013.

For the three months ended March 31, 2014 (unaudited), the Company had three major customers: Customer A, B and C, representing approximately 48%, 28% and 16% of total revenues (unaudited) with accounts receivables from these customers of approximately $488,000, $163,000 and $56,000, respectively, at March 31, 2014 (unaudited). No other customer accounted for more than 10% of revenue for the three months ended March 31, 2014 (unaudited) or more than 10% of accounts receivables as of March 31, 2014 (unaudited).

For the three months ended March 31, 2013 (unaudited), the Company had one major customer: Customer A, represented approximately 78% of total revenues (unaudited) with accounts receivables from this customer of approximately $947,000 at March 31, 2013 (unaudited). No other customer accounted for more than 10% of revenue for the three months ended March 31, 2013 (unaudited) or more than 10% of accounts receivables as of March 31, 2013 (unaudited).

PlayFirst, Inc.

Notes to Consolidated Financial Statements

2.	Significant Accounting Policies (continued)

Cost of Revenue:

Cost of revenue consists primarily of salaries, server hosting fees, distribution fees paid to the direct-to-consumer storefronts and royalties. The Company recognizes the cost of revenue as the associated revenue is recognized.

Use of Estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s most significant estimates relate to the valuation of common stock, options and warrants, deferred income tax assets and the attribution period for deferred revenue balances.

Cash and Cash Equivalents:

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash and cash equivalents. As of December 31, 2013 and March 31, 2014 (unaudited), cash and cash equivalents consist of cash deposited with banks and money market funds. The recorded carrying amount of cash and cash equivalents approximates their fair value. The Company places its cash and cash equivalents with high credit quality financial institutions.

Restricted Cash:

Restricted cash as of December 31, 2013 and March 31, 2014 (unaudited) relates to a compensating balance arrangement entered into with a financial institution in conjunction with a loan and security agreement (Note 4).

Property and Equipment:

Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets, generally two to five years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to operating expenses as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recorded in the consolidated statement of operations.

PlayFirst, Inc.

Notes to Consolidated Financial Statements

2.	Significant Accounting Policies (continued)

Software Development Costs:

Development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility of the product has been established. Software development costs incurred after technological feasibility has been established are capitalized up to the time the product is available for general release to customers. At December 31, 2013 and March 31, 2014 (unaudited), there were no software development costs capitalized as the technological feasibility is concurrent with the availability of the games for general release.

Accounting for Impairment of Long-Lived Assets:

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying cost amount or the fair value less the cost to sell. The Company did not record any expense related to asset impairment for the year ended December 31 2013 or the three month period ended March 31, 2014 and 2013 (unaudited).

Research and Development:

Research and development costs are expensed as incurred. Research and development costs consist primarily of salaries, benefits, development costs and certain facility costs and are included in the accompanying statement of operations.

Stock-Based Compensation:

The Company determines the fair value of its stock options at grant date using the Black-Scholes option pricing model. The Company recognizes the related compensation costs on a straight-line basis over the requisite service period of employees, which is generally the option vesting term of four years, with 25% vesting after one year of service and the balance vesting monthly over the remaining three years of the vesting period. Vesting may be accelerated at the discretion of the Board of Directors.

PlayFirst, Inc.

Notes to Consolidated Financial Statements

2.	Significant Accounting Policies (continued)

Fair Value Measurements:

The Company uses a three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. Fair value focuses on an exit price and is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with those financial instruments.

The three-level hierarchy for fair value measurements is defined as follows:

Level I:	Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level II:	Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level III:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

An instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company’s preferred stock warrant liability has been valued using the Black-Scholes option-pricing model and is classified within Level III of the fair value hierarchy at March 31, 2013 (unaudited), December 31, 2013, and March 31, 2014 (unaudited). The changes in the fair value of the liability are summarized below.

Fair value at December 31, 2012	$79,695
Issuance of warrant liability	20,910

Fair value at March 31, 2013 (unaudited)	100,605
Change in fair value recorded in other income	(75,605)

Fair value at December 31, 2013	25,000
Change in fair value	—

Fair value at March 31, 2014 (unaudited)	$25,000

PlayFirst, Inc.

Notes to Consolidated Financial Statements

2.	Significant Accounting Policies (continued)

Fair Value Measurements: (continued)

The Company’s financial assets relating to money market funds have been valued using quoted prices in active markets, are classified within Level I of the fair value hierarchy and are included in cash and cash equivalents in the accompanying balance sheets. Balances relating to money market funds were $15,005 at December 31, 2013, and $40,168 at March 31, 2014 (unaudited).

The Company’s financial liabilities relating to the line of credit, term loan and subordinated convertible notes payable (Note 4) have been valued at fair value at December 31, 2013 and March 31, 2014.

Advertising:

The Company expenses the costs of advertising, including promotional and search engine marketing expenses, as incurred. Advertising expenses for the year ended December 31, 2013, and the three months ended March 31, 2014 and 2013 (unaudited), were not material.

Income Taxes:

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on the difference between the consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some or all of the deferred income tax assets will not be realized.

The Company periodically reviews its operations and significant income tax positions for uncertainties and areas of judgment in the application of complex tax regulations in several tax jurisdictions and provides a liability for potential income taxes, where applicable.

PlayFirst, Inc.

Notes to Consolidated Financial Statements

2.	Significant Accounting Policies (continued)

Unaudited Interim Financial Statements:

The accompanying interim balance sheet as of March 31, 2014, and the statements of operations, and cash flows for the three months ended March 31, 2014 and 2013, and the related footnote disclosures are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. GAAP. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s statement of financial position as of March 31, 2014, and its results of operations and its cash flows for the three months ended March 31, 2014 and 2013. The results for the three months ended March 31, 2014 and 2013 are not necessarily indicative of the results expected for the full fiscal year.

3.	Significant Balance Sheet Components

Property and Equipment:

Property and equipment consisted of the following:

	December 31,	March 31,
	2013	2014
		(unaudited)
Furniture, fixtures and equipment	$421,184	$421,184
Computers	355,874	355,874
Leasehold improvements	172,967	172,967
Software	65,000	65,000

	1,015,025	1,015,025
Less accumulated depreciation and amortization	987,733	995,858
	$27,292	$19,167

Depreciation and amortization expense was $49,651 for the year ended December 31, 2013 and $8,125 and $16,148, for the three months ended March 31, 2014 and 2013 (unaudited), respectively.

PlayFirst, Inc.

Notes to Consolidated Financial Statements

3.	Significant Balance Sheet Components (continued)

Accrued Expenses and Other Current Liabilities:

Accrued expenses and other current liabilities consisted of the following:

	December 31,	March 31,
	2013	2014
		(unaudited)
Employee-related liabilities	$179,831	$165,907
Sales, VAT and other tax liabilities	126,449	149,726
Sub-lease deposit	51,986	51,986
Other accrued expenses	88,439	20,005

	$446,705	$387,624

Deferred Revenue:

Deferred revenue consisted of the following:

	December 31,	March 31,
	2013	2014
		(unaudited)
Customer A deferred revenue	$509,868	$413,918
Customer B deferred revenue	341,968	266,833
Customer C deferred revenue	114,617	78,058

	$966,453	$758,809

4.	Financing Arrangements

Loan and Security Agreements:

In October 2010, the Company entered into a credit agreement with a financial institution, amended in October 2012, which provided a term loan in the amount of $3,000,000 and a line of credit up to $1,000,000 based on eligible accounts receivable. Borrowings under the term loan carry interest at the prime rate plus 2.5%, while the revolving line of credit carries interest at the prime rate plus 1.75%.

PlayFirst, Inc.

Notes to Consolidated Financial Statements

4.	Financing Arrangements (continued)

Loan and Security Agreements: (continued)

In February 2013, the Company entered into a loan and security agreement (the Agreement) with a new financial institution, and repaid the then outstanding balance on the existing term loan and line of credit with funds from received from the new financial institution. There was no significant extinguishment gain or loss recognized in the statement of operations. The Agreement provides for borrowings in the amount of a term loan for $1,500,000 and a revolving line of credit up to $1,500,000 based on eligible accounts receivable balances. Borrowings under the line of credit mature in February 2014. The Agreement is secured by substantially all of the Company’s assets. The Company immediately borrowed the full amount of the term loan, which bears interest at the prime rate plus 2% (5.25% at December 31, 2013 and March 31, 2014 (unaudited)) with interest-only payments until December 2013, at which time principal payments of $50,000 per month for 30 months are required. Borrowings under the revolving line of credit carry interest at the prime rate plus 1.25% (4.5% at December 31, 2013 and March 31, 2014 (unaudited)).

The Agreement is subject to certain covenants, which require the Company to maintain certain minimum cash balances. Upon an event of default, the lender has the right to make the debt immediately due and payable. Management believes the Company was in compliance with the covenants as of December 31, 2013, and March 31, 2014 (unaudited).

In January 2014, the Agreement was amended to defer the principal payments due under the term loan in the first three months of 2014, with the principal payments due in 29 equal installments of principal plus accrued interest, beginning in April 2014. The amendment of the Agreement also extended the line of credit maturity date through May 2014 and did not significantly change the terms of the financing.

In May 2014, in connection with a merger agreement, all balances borrowed under the Agreement were repaid (Note 10).

Convertible Notes Payable:

In April 2013, the Company issued convertible notes payable totaling $2,000,000 to investors carrying interest at 0.22% per annum, maturing in January 2014 and subordinated to the Agreement above. In November 2013, the Company amended the maturity date of the notes payable to August 2014 and issued an additional $1,100,000 of convertible promissory notes under the same financial terms. Upon a qualified financing event, the notes will automatically convert into shares of the next equity round of financing. The entire outstanding principal balance and all unpaid accrued interest converts without any further action by the holders into shares of the Company’s Series C convertible preferred stock (Series C) at a price per share of $4.02 on the maturity date, unless extended at the option of the holder through December 31, 2014.

PlayFirst, Inc.

Notes to Consolidated Financial Statements

4.	Financing Arrangements (continued)

Convertible Notes Payable: (continued)

In the event of an acquisition, prior to the repayment or conversion of the notes, the principal balance and all accrued interest will become immediately due and payable, plus an additional amount equal to the original principal amount of the notes. In May 2014, in connection with a merger agreement, all outstanding convertible notes payable were converted to equity (Note 10).

Warrants:

In connection with the issuance of convertible notes payable in April and November 2013, the Company issued warrants to purchase common stock with an exercise price of $0.01 per share in exchange for $31,000 in cash. The number of shares of common stock exercisable is equal to a formula dependent on the number of shares the Company receives upon conversion of the notes, and expires in April 2020 and November 2020. The warrants were recorded as an increase to additional paid-in capital. At December 31, 2013, and March 31, 2014 (unaudited), the warrants remained outstanding.

In conjunction with the Agreement in February 2013, the Company issued warrants to purchase 9,328 shares of Series C at $4.02 per share. These warrants were immediately exercisable and expire in February 2020. The Company determined the fair value of the warrants to be $20,910 at the issuance date using the Black-Scholes option pricing model, assuming a risk-free interest rate of 2.45%, no dividends during the expected term, a stock price volatility of 53% and a contractual life of seven years. The fair value of these warrants were recorded as a debt discount and warrant liability, and is being amortized to interest expense over the term of the loan. Non-cash interest expense was $17,425 in the year ended December 31, 2013, and $2,091 and $11,152, for the three months ending March 31, 2014 and 2013 (unaudited), respectively. The fair value of these warrants was determined to be $25,000 at December 31, 2013, and March 31, 2014 (unaudited). At December 31, 2013, and March 31, 2014 (unaudited), these warrants remained outstanding. In April 2014 the Company amended the warrant agreement with the financial institution. In exchange for $25,000 in cash consideration the financial institution agreed to terminate the warrant agreement.

In conjunction with a credit agreement in October 2010, the Company issued warrants to purchase 22,388 shares of Series C at $4.02 per share. These warrants were immediately exercisable and expire in October 2017. The fair value of these warrants was recorded as a debt discount and an offsetting warrant liability, and was amortized to interest expense over the term of the loan. Non-cash interest expense was $15,572 in the year ended December 31, 2013 and the three months ending March 31, 2013 (unaudited) (none for the three months ended March 31, 2014 (unaudited)). The debt discount was fully amortized as of December 31, 2013. The fair value of these warrants was determined to be $0 at December 31, 2013, and March 31, 2014 (unaudited). At December 31, 2013, and March 31, 2014 (unaudited), these warrants remained outstanding. In May 2014 the Company amended the warrant agreement with the financial institution and the financial institution agreed to terminate the warrant agreement without consideration.

PlayFirst, Inc.

Notes to Consolidated Financial Statements

4.	Financing Arrangements (continued)

Warrants: (continued)

In June 2007, the Company entered into a term loan agreement with a bank. In conjunction with the term loan agreement, the Company issued warrants to purchase 62,069 shares of Series B convertible preferred stock (Series B) at $1.45 per share. These warrants, which were immediately exercisable, expire in June 2017. The fair value was determined to be $0 at December 31, 2013 and March 31, 2014 (unaudited). At December 31, 2013, and March 31, 2014 (unaudited), these warrants remained outstanding. Upon acquisition these warrants were terminated with the holder receiving no consideration.

5.	Capital Stock

The Company is authorized to issue two classes of stock: common stock and convertible preferred stock. The Company is authorized to issue 40,013,665 shares. Of the total authorized shares, 25,000,000 shares were allocated to common stock with each share having a par value of $0.001. The remaining 15,013,665 shares are allocated to convertible preferred stock, each share having a par value of $0.001.

Convertible Preferred Stock:

At December 31, 2013 and March 31, 2014, convertible preferred stock consisted of the following:

		Shares	Aggregate
	Shares	Issued and	Liquidation
Series	Authorized	Outstanding	Preference
A	5,000,000	5,000,000	$5,000,000
B	3,520,000	3,448,277	5,000,002
C	6,493,665	5,398,010	21,700,000

Total	15,013,665	13,846,287	$31,700,002

PlayFirst, Inc.

Notes to Consolidated Financial Statements

5.	Capital Stock (continued)

Convertible Preferred Stock: (continued)

The significant features of the Company’s convertible preferred stock are as follows:

Dividend Provisions:

The holders of convertible preferred stock are entitled to receive, when and if declared by the Board of Directors, non-cumulative dividends at a rate of 8% of the original issue price of the series, per annum, adjustable for certain events, such as stock splits and combinations. No dividends have been declared through December 31, 2013, or March 31, 2014 (unaudited).

Liquidation Preference:

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series C then outstanding shall be entitled to a Senior Liquidation Preference to be paid out of the available funds and assets, prior and in preference to any payment or distribution of any such funds on any shares of Series A convertible preferred stock (Series A), Series B and common stock, an amount per share equal to the original issue price for Series C plus all declared but unpaid dividends thereon. If assets are not sufficient to permit such payment in full, payment will be made on a pro rata, equal priority, pari passu basis.

Once the Senior Liquidation Preference has been paid on Series C, Series A and Series B are entitled to a Junior Liquidation Preference to be paid out of the remaining available funds and assets and prior and in preference to any payment or distribution to the holders of common stock. The Junior Liquidation Preference for Series A and Series B is an amount per share equal to their original issue prices plus any declared but unpaid dividends. In the event the remaining assets available for distribution are insufficient to make the entire Junior Liquidation Preference payment, such payment will be made on an equal priority basis in proportion to the full amounts to which the holders would otherwise be entitled.

If additional assets remain available after the above distributions, then holders of Series C and common stock will participate on an as-if-converted to common stock basis, until the Series C holders have received three times the original issue price, after which participation of Series C will cease. Any remaining amounts shall be distributed ratably to the holders of common stock.

PlayFirst, Inc.

Notes to Consolidated Financial Statements

5.	Capital Stock (continued)

Convertible Preferred Stock: (continued)

Conversion Rights:

Each outstanding share of Series A, Series B and Series C is convertible into one fully paid share of common stock. Each share of convertible preferred stock shall automatically be converted into fully paid and non-assessable shares of common stock immediately prior to the closing of a firm commitment underwritten public offering in which the aggregate offering price equals or exceeds $25,000,000. Conversion may also occur upon written consent of at least two-thirds (2/3) of the then outstanding shares of convertible preferred stock. The conversion price for each series is equal to the original issuance price for that series. The original issuance price for Series A, B and C are $1.00, $1.45 and $4.02, respectively.

Redemption Rights:

The convertible preferred stock is not redeemable.

Voting Rights:

The holders of each share of convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such share is convertible.

Protective Provision:

As long as 2,000,000 shares of preferred stock remain issued and outstanding, the holders of at least two-thirds (2/3) of the then outstanding shares of preferred stock, voting as a single class on an as-if converted to common stock basis, must approve certain transactions. Such actions include: any changes to the Certificate of Incorporation and/or Bylaws of the Company; increasing the number of authorized shares of common stock or preferred stock; increasing or decreasing the number of directors of the Board of Directors; amending the rights, preferences or privileges of the capital stock, any issuance of equity shares by a subsidiary of the Company; incurring any indebtedness in excess of $500,000; and authorizing the issue of any new series of capital stock. Additionally, the holders of at least two-thirds (2/3) of the then outstanding shares of preferred stock must approve any action which results in an acquisition, asset sale, liquidation, dissolution or winding up of the Company.

PlayFirst, Inc.

Notes to Consolidated Financial Statements

6.	Stock-Based Compensation

In May 2004, the Company’s Board of Directors approved the adoption of a stock option plan (the Option Plan). As amended in May 2009, the Option Plan permits the Company to grant up to 6,067,383 shares of the Company’s common stock.

The Option Plan provides for the grant of incentive and non-statutory stock options to employees, non-employee directors and consultants of the Company. Options granted under the Option Plan generally become exercisable ratably over a four-year period following the date of grant and expire ten years from the date of grant. At the discretion of the Company’s Board of Directors, certain options may be exercisable immediately at the date of grant but are subject to a repurchase right, under which the Company may buy back any unvested shares at their original exercise price in the event of an employee’s termination prior to full vesting. All other options are exercisable only to the extent vested. Through March 31, 2014, there were no shares that had been early exercised that were subject to the Company’s repurchase right at that date. The exercise price of incentive stock options granted under the Option Plan must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors. The exercise price of non-statutory options granted under the Option Plan must be at least equal to 85% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors.

Stock-based compensation expense for all share-based payment awards granted after January 1, 2006, and for previous awards modified, repurchased or cancelled after January 1, 2006, is based on their grant-date fair values. The Company recognizes these compensation costs net of estimated forfeitures on a straight-line basis over the requisite service period, which is generally the option vesting term of four years.

For the year ended December 31, 2013, the Company recorded stock-based compensation expense of $28,042. For the three months ended March 31, 2014 and 2013 (unaudited), the Company recorded stock-based compensation expense of $5,342 and $7,281, respectively. The calculated fair value of option grants was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended
	December 31,	Three Months Ended March 31,
	2013	2014	2013
Expected life in years	5.01 – 6.08	6.03 – 6.08	5.74 – 6.04
Risk-free interest rates	0.74 – 1.91%	1.83 – 1.85%	0.95 – 1.02%
Volatility	50.1 – 55.1%	53.5 – 53.8%	50.2 – 51.0%
Dividend yield	0%	0%	0%

PlayFirst, Inc.

Notes to Consolidated Financial Statements

6.	Stock-Based Compensation (continued)

Expected volatility is based on historical volatilities of public companies operating in the Company’s industry. The expected life of the options represents the period of time options are expected to be outstanding and is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock option activity for the year ended December 31, 2013 and three months ended March 31, 2014 (unaudited) is as follows:

		Options Outstanding
			Weighted-
	Options	Number	Average
	Available	of Shares	Exercise Price
Balances, December 31, 2012	2,066,293	3,017,932	$0.23
Granted	(2,570,328)	2,570,328	0.06
Exercised	—	(268,168)	0.08
Cancelled	1,816,214	(1,816,214)	0.23

Balances, December 31, 2013	1,312,179	3,503,878	$0.12

Balances, December 31, 2013	1,312,179	3,503,878	$0.12
Granted	(295,000)	295,000	0.06
Exercised	—	(20,000)	0.06
Cancelled	368,450	(368,450)	0.09

Balances, March 31, 2014 (unaudited)	1,385,629	3,410,428	$0.12

PlayFirst, Inc.

Notes to Consolidated Financial Statements

6.	Stock-Based Compensation (continued)

The weighted-average remaining contractual life for options outstanding was 8.44 years at December 31, 2013, and 8.26 years at March 31, 2014 (unaudited).

At December 31, 2013, there were 1,985,437 options vested or expected to vest (based on anticipated forfeitures) with a weighted-average exercise price of $0.16 and a weighted-average remaining contractual life of 8.09 years. The weighted average fair value of options granted in 2013 was $0.02.

At March 31, 2014 (unaudited), there were 2,001,064 options vested or expected to vest (based on anticipated forfeitures) with a weighted-average exercise price of $0.15 and a weighted-average remaining contractual life of 7.90 years. The weighted average fair value of options granted in the three months ended March 31, 2014 was $0.02.

At December 31, 2013, future stock-based compensation for unvested employee options granted was $22,499 which is expected to be recognized over a weighted-average period of 2.89 years.

At March 31, 2014 (unaudited), future stock-based compensation for unvested employee options granted was $19,143, which is expected to be recognized over 2.82.

The pre-tax intrinsic value of options exercised during the year ended December 31, 2013 and unaudited three months ended March 31, 2014 and March 31, 2013 was $0. The intrinsic value is the difference between the estimated fair value of the Company’s common stock at the date of exercise and the exercise price for in the money options.

The Company also uses the fair value method to value options granted to non-employees. The Company did not recognize any stock-based compensation related to options issued to non-employees for the year ended December 31, 2013, or for the three months ended March 2014 and 2013 (unaudited).

PlayFirst, Inc.

Notes to Consolidated Financial Statements

7.	Income Taxes

Income tax expense consists of the following at December 31, 2013:

Current
Federal	$—
State	2,168
Foreign	—

2,168

Deferred
Federal	—
State	—
Foreign	—

—

Total provision for income taxes	$2,168

Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following:

Federal tax (benefit) at statutory rate	34.00%
State tax	0.04%
Net operating loss not benefited	(33.60%)
Other	(0.04%)

Total provision for income taxes	(0.04%)

PlayFirst, Inc.

Notes to Consolidated Financial Statements

7.	Income Taxes (continued)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes, and the amount used for income tax purposes. The Company’s deferred tax assets and liabilities at December 31, 2013 are as follows:

Current deferred tax assets
Accruals	$41,776

Gross current deferred tax assets	41,776

Non-Current deferred tax assets
Intangible assets	65,092
Fixed assets	203,031
Net operating loss carryforwards	14,599,022
Tax credit carryforwards	3,443,378
Other	65,853

Gross non-current deferred tax assets	18,376,376

Total gross deferred tax asset	18,418,152
Valuation allowance	(18,418,152)

Net deferred tax assets	$—

Based on the available objective evidence, management believes it is more likely than not that the net deferred income tax assets will not be fully realizable as of the year ended December 31, 2013. Accordingly, the Company has established a full valuation allowance against its deferred tax assets.

At December 31, 2013, the Company had approximately $36,997,000 of federal net operating loss and $34,626,000 of California net operating loss carryforwards available to reduce future taxable income, which will begin to expire in 2024 and 2014, respectively.

The Company also has research credit carryforwards of approximately $2,015,000 and $2,125,000 million for federal and California income tax purposes, as of December 31, 2013. The federal credit carryforward will begin to expire in 2024. The California tax credits will carry forward indefinitely.

Utilization of the net operating loss carryforwards and credits may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. Any annual limitation may result in the expiration of net operating losses and credits before utilization. The Company has not yet determined whether an ownership change occurred in the current reporting periods disclosed. If an ownership change occurred, utilization of the net operating loss and tax credit carryforwards could be significantly reduced.

As of December 31, 2013, the Company has not identified any uncertain tax positions that have a material impact on the Company’s consolidated financial statements.

PlayFirst, Inc.

Notes to Consolidated Financial Statements

7.	Income Taxes (continued)

The Company files income tax returns in the U.S. federal and various state jurisdictions. The Company’s tax years for 2009 and forward are subject to examination by the U.S. tax authorities; the Company’s tax years for 2008 and forward are subject to examination by various state tax authorities. However, due to the fact the Company had net operating losses and credits carried forward in most jurisdictions, certain items attributable to technically closed years are still subject to adjustment by the relevant taxing authority through an adjustment to tax attributes carried forward to open years. In addition, to the extent the Company is deemed to have a sufficient connection to a particular taxing jurisdiction to enable that jurisdiction to tax the Company but the Company has not filed an income tax return in that jurisdiction for the year(s) at issue, the jurisdiction would typically be able to assert a tax liability for such years without limitation on the number of years it may examine.

Income taxes for the three months ended March 31, 2014 and 2013 have been provided for based on the estimated effective tax rate in each jurisdiction to be used for the full year.

8.	Commitments and Contingencies

Operating Leases:

The Company leases its office under a non-cancelable operating lease expiring in December 2014. Rent expense related to the Company’s operating leases was $757,551 for the year ended December 31, 2013. Rent expense for the three months ended March 31, 2014 and 2013 (unaudited), was $121,070 and $193,252, respectively.

Future minimum payments under non-cancelable leases as of December 31, 2013 are $447,000 and are all payable prior to December 31, 2014. As of March 31, 2014 (unaudited) future minimum payments are $366,000 all payable prior to December 31, 2014.

Contingencies

The Company is involved in various legal proceedings and receives claims from time to time, arising from the normal course of business activities. In the Company’s opinion, resolution of these matters is not expected to have a material adverse impact on its consolidated results of operations, cash flows or our financial position.

PlayFirst, Inc.

Notes to Consolidated Financial Statements

8.	Commitments and Contingencies (continued)

Indemnification Agreements:

From time to time, in its normal course of business, the Company may indemnify other parties, with whom it enters into contractual relationships, including corporate officers within the Company. The Company may agree to hold such parties harmless against specific losses, such as those that could arise from a breach of representation, covenant or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification obligations due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims.

9.	Employee Benefit Plan

The Company has a defined contribution 401(k) plan covering all eligible employees. For the year ended December 31, 2013, and the three months ended March 31, 2014 and 2013 (unaudited), the Company did not make any contributions.

10.	Subsequent Events

On May 14, 2014, the Company sold 100% of its capital stock to Glu Mobile Inc. (Glu), in exchange for 3,000,000 shares of Glu common stock, adjusted for a net working capital deficit.

Subsequent events have been evaluated through the date of the independent auditors’ report, which is the date the consolidated financial statements were approved by management and available to be issued.